EXHIBIT 2.15



                         INTELLECTUAL PROPERTY AGREEMENT


     THIS INTELLECTUAL PROPERTY AGREEMENT (this "Agreement") is made as of the 13th day of August, 1999, among Harris Corporation ("Harris"), a Delaware corporation, Harris Semiconductor Patents, Inc., a Delaware corporation ("HSPI"), and INTERSIL holding corporation, a Delaware corporation ("Parent").

     WHEREAS, Harris, intersil corporation, a Delaware corporation ("Buyer"), and Parent have entered into an Amended and Restated Master Transaction Agreement dated as of June 2, 1999 (the "Master Agreement"), which provides for the sale by Sellers (as defined in Exhibit A to the Master Agreement) and the purchase by Buyer of certain of the assets used in the operations of the Business (as defined in Exhibit A to the Master Agreement);

     WHEREAS, certain of such assets constituting, and rights relating to, intellectual property constitute an important component of the Business; and

     WHEREAS, in connection with the transactions contemplated by the Master Agreement, Buyer desires to acquire, or to acquire the right to use, certain of the intellectual property, licenses, software, and technology of the Business, and Harris has agreed to transfer or otherwise make available to Buyer such intellectual property, licenses, software, and technology;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Master Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions and Rules of Construction. Exhibit A to the Master Agreement is incorporated herein by reference.

     2. Representations and Warranties of Harris. Harris represents and warrants to Buyer as hereinafter set forth:

          (a) To the Sellers' IP Knowledge, with the exception of Transition Services Software and the Software and Technology listed in Schedule 2(a), all of the Software and Technology, including that covered by Software Licenses, material to the operation of the Business by the Business Entities is made available to Buyer through the provisions of the Transaction Documents.

          (b) To the Sellers' IP Knowledge, Schedule 2(b) lists all registered Copyrights and applications therefor which are specific to the Business.

          (c) To the Sellers' IP Knowledge, Schedule 2(c) lists all Maskwork Rights for current and proposed Products.

          (d) To the Sellers' IP Knowledge, Schedule 2(d) lists all threatened or pending third-party suits or notices thereof, all written or oral claims or notices to which the Business Entities, or any one or more of them, is a party or recipient, or potential suits or claim of which Sellers are aware and which (i) relate to License Agreements or Software Licenses, or (ii) involve any claim by a third party that the manufacture, sale or use of any product or process in connection with the Business infringes any copyright, maskwork, or patent of a third party or involves the misappropriation of any software, technology or trade secret of a third party.

          (e) To the Sellers' IP Knowledge, except as set forth on Schedule 2(e), the Business Entities have not given any indemnification for infringement of Intellectual Property as to any Products, equipment, materials or supplies designed, manufactured, produced, used or sold by the Business, except for indemnifications (i) granted in the ordinary course of business in connection with the sale of Products and (ii) in the License Agreements.

     3. Buyer's Rights in Intangible Property.

          (a) Sellers hereby assign to the Buyer their entire ownership, right, title and interest in and to Intangible Property Rights Type 1. Upon written request of Buyer, Sellers will, at Sellers' expense, use commercially reasonable efforts to confirm and, to the extent appropriate, to record the aforesaid assignment of such Intangible Property Rights
     Type 1.

          (b) Sellers hereby grant to Buyer a royalty-free, non-exclusive, worldwide license to make, have made, use and sell Products under the Intangible Property Rights Type 2, including the right, subject to any and all pre-existing licenses granted by Sellers, to sublicense Software Type 2 and Technology Type 2 in connection with either (i) the sale of any part of the Business by Buyer, or (ii) in connection with (x) technology licensing activities pertaining to Products by Buyer with third parties, (y) custom designing Products using the Business' CAD tools, or (z) supporting customer foundry needs. Such transfer and sublicensing of Software Type 2 and Technology Type 2 is subject to the obligations of confidentiality set forth in Section 12.

     4. Transfer of Tangible Software and Technology.

          (a) Sellers acknowledge and confirm that all of their ownership, right, title and interest in and to Software Type 1 and Technology Type 1 is vested in Buyer. Certain of such Software Type 1 and Technology Type 1 may not presently reside in the Transferred Facilities. Upon the written request of Buyer, and to the extent practical, Sellers will use commercially reasonable efforts to deliver, or cause to be delivered, all such non-resident Software Type 1 and Technology Type 1 to the Buyer or to the appropriate location in the Transferred Facilities.

          (b) Sellers have granted Buyer in Section 3(b) a royalty-free, non-exclusive, worldwide license, without the right to sublicense except as provided in Section 3(b), in and to Software Type 2 and Technology Type 2. Certain of such Software Type 2 and Technology Type 2 may not presently reside in the Transferred Facilities. Upon the written request of Buyer, and to the extent practical, Sellers will use commercially reasonable efforts to deliver, or cause to be delivered, copies, in executable form (object code only) of such non-resident Software Type 2 and documentation (to the extent available in written form on the Closing Date) describing Technology Type 2 (such delivery to be at Buyer's expense).

          (c) Upon written request of Buyer within 90 days after the Closing Date, Sellers will provide Buyer a copy of the source code for any Software Type 2 in Sellers' possession and of which Buyer did not have a copy of prior to the Closing Date. Buyer may make copies of such source code for its own use and may make modifications or improvements, including derivative Products, of any Software Type 2 for its own purposes.

          (d) If Sellers have not retained copies of any object or source code for, and documentation of, Software Type 2 or documentation of Technology Type 2 following the Closing Date, Buyer will use commercially reasonable efforts to deliver, or cause to be delivered, copies of all such non-retained object or source code for, and documentation of, Software Type 2 and documentation of Technology Type 2 to Sellers or their designated Subsidiaries upon Sellers' request, such delivery to be made at Sellers' expense. With respect to all such copies, in whatever form, now or hereafter held by or delivered to Sellers, it is agreed that the entire ownership, right, title and interest in and to such copies is vested in Sellers.

     5. Licensed Software.

          (a) With respect to Licensed Software Type 1, Sellers hereby agree, to the extent that they are able to do so, to use commercially reasonable efforts to take or to cause others to take, at Buyer's reasonable expense, all actions necessary to assign, or, if not assignable to sublicense to the extent they are able to do so, to Buyer the rights to use such Licensed Software.

          (b) With respect to Licensed Software Type 2, Sellers hereby agree, to the extent they are able to do so, to use commercially reasonable efforts to take, or cause others to take, at Buyer's reasonable expense, all actions necessary to sublicense, to the extent they are able to do so, to Buyer the rights to use such Licensed Software Type 2 to the extent such Licensed Software Type 2 was used by the Business immediately prior to the Closing Date.

          (c) To the extent that Licensed Software assigned or sublicensed to Buyer in Section 5(a) or Section 5(b) does not reside in the Transferred Facilities as of the Closing Date, and to the extent that Sellers have a right to do so, Sellers will use commercially reasonable efforts to deliver or cause to be delivered such non-resident Licensed Software, to the extent assigned or sublicensed, to Buyer promptly at the written request of Buyer following the Closing Date.

     6. Continuing Rights of Sellers.

          (a) Subject to Paragraph (b) below, Sellers hereby reserve, and Buyer hereby grants, to Sellers a royalty-free, worldwide, nonexclusive license under Intangible Property Rights Type 1, to incorporate the Products and other products manufactured by Buyer and sold to Sellers into other products manufactured by Sellers to be sold to third parties under such Intangible Property Rights Type 1.

          (b) For the first five (5) years following the Closing Date, Sellers shall practice the licenses reserved and granted in this Section 6 and its rights with respect to Intangible Property Type 2, Software Type 2 and Technology Type 2 as to which Buyer is granted a non-exclusive license in
     Section 3(b) only in manners consistent with the provisions of Section 7.2 of the Master Agreement. After such five (5) year period, such license to, and rights of, Sellers shall be unrestricted.

     7. Post-Closing Recording of Transfers. Upon the written request of Buyer, Sellers will deliver to Buyer assignments, in form and substance reasonably satisfactory to Buyer and its counsel, of the Copyright and Maskwork Rights Registrations and applications therefor listed on Schedules 2(b) and (c) to allow Buyer to record the transfer of the title to such Copyrights and Maskwork Rights Registrations and applications therefor (i) in the United States in the Library of Congress, and (ii) in appropriate offices of foreign jurisdictions.

     8. Additional Transfers to Buyer. If it is determined after the Closing Date that any of the Software, Software Licenses, Technology and Intangible Property Rights intended to be transferred pursuant to this Agreement was not transferred, as the sole remedy for such failure to transfer, Sellers agree to make such transfer, to the extent Sellers had the right to do so as of the Closing Date, upon discovery of such non-transfer by Sellers or upon the written request of Buyer.

     9. Reassignment or Return to Sellers. Buyer agrees that, upon Sellers' reasonable request, and at Sellers' reasonable expense, Buyer and its Subsidiaries shall reassign or return, as the case may be, to Sellers any Software, Technology, Software Licenses or Intangible Property Rights that may reside in the Transferred Facilities as of the Closing Date but are not, pursuant to the Transaction Agreements, transferred, assigned, licensed or sublicensed to Buyer, or that may have been inadvertently transferred or delivered by Sellers to Buyer but should not have been so transferred or delivered.

     10. Assistance With Respect to Technology. Upon written request, Sellers or Buyer, as the case may be, will provide reasonable engineering or technical support not existing within the Business, at the cost of the requesting party. Such costs shall be determined on a basis consistent with the determination of costs under the Transition Services Agreement.

     11. Effect of Agreement. No license rights under Patents, Trademarks or trade names are granted or implied by this Agreement.

     12. Confidentiality.

          (a) Following the Closing, as to Technology Type 1 and Software Type 1 transferred and assigned hereunder, Sellers, and as to Technology Type 2 and Software Type 2, Buyer, shall (i) maintain the confidentiality of, and
     (ii) not divulge, to any Person, all confidential or proprietary information, except with the prior written consent of the other party or to the extent that such information is required to be divulged by legal process or as it may have otherwise become public information without breach of this Agreement; provided, however, that Buyer, Sellers and their Subsidiaries shall not be subject to the obligation of confidentiality for information that (x) otherwise becomes lawfully available after the Closing Date on a non-confidential basis from a third party who is not under an obligation of confidentiality to the other party, (y) is or becomes generally available to the public without breach of this Agreement, or (z) is disclosed by a party having such obligation more than ten (10) years after Closing.

          (b) Each of the parties, in carrying out its obligations of confidentiality set forth in this Section 12, shall follow those procedures, and observe that standard of care, that such party follows and observes with respect to its own confidential information and proprietary data that is not the subject matter of this Agreement but which is of similar importance. However, any inadvertent disclosure, despite the exercise of such a standard of care, shall not constitute a breach of this
     Section 12.

     13. Survival. The representations and warranties of Sellers in this Agreement, including the Schedules hereto, shall survive until the fifth anniversary of the Closing Date.

     14. Indemnification.

          (a) Harris shall indemnify, defend and hold harmless Buyer Indemnitees against Losses due to, based upon, arising out of or relating to the following matters:

               (i) Claims of infringement, misappropriation or other breaches of Patents, Intellectual Property or Intangible Property Rights owned by third parties ("Infringement Claims") due to, based upon, arising out of or related to the Business prior to the Closing Date that, pursuant to Section 2(d) of the Patent Assignment and Services Agreement,
          Section 2(d) of the Intellectual Property Agreement or other related provisions of the IP Transfer Agreements, either (x) are listed on the schedules to the IP Agreements or, (y) under the terms of the IP Agreements, should have been listed on the schedules to the IP Agreements and were not so listed;

               (ii) Infringement Claims that third parties would not have been entitled to assert against Buyer Indemnitees had one or more of the License Agreements entered into by Business Entities, including, but not limited to, those listed on Schedules 4-8 to the License Assignment Agreement been assigned to Buyer on the Closing Date, subject to the following limitations:

          (w)  Such indemnification, defense and hold harmless under Section 14
               (a)(ii) shall apply only to (A) Infringement Claims asserted within 36 months after the Closing Date and (B) to the extent such Infringement Claims are based on Products in existence on the Closing Date, or Products modified subsequent to the Closing Date, provided that such modification does not give rise to the infringement, and provided further that, with respect to any modified Product, Buyer shall provide sufficient information to Harris, including confidential and proprietary information subject to a reasonable confidentiality undertaking by Harris, to establish that such modification did not give rise to any such infringement;

          (x) Buyer and Parent shall make available Intellectual Property, in existence on the Closing Date (plus any Intellectual Property arising from Invention Disclosures transferred to Buyer or Parent, as the case may be, on the Closing Date) as a defense to, for assertion as counterclaims against, and in connection with any settlement of, such Infringement Claim without cost to

               Harris. Any such settlement shall be for the shorter of (i) the remaining life of any Intellectual Property that is asserted against Buyer Indemnitees with particularity, identifying claim elements against the accused Product, or (ii) the length of the License Agreement (including surviving rights) entered into by a Business Entity prior to the Closing Date that licensed such Intellectual Property to such Business Entity;

          (y) Harris shall not be required to indemnify Buyer Indemnitees with respect to any Infringement Claim referred to in this Section 14(a)(ii) unless the aggregate amount of Losses related to such Infringement Claims against Buyer Indemnitees has exceeded $1,000,000, and then Buyer Indemnitees shall be entitled to recover Losses on such claim in excess of such amount, provided, however, that Harris' aggregate maximum liability to Buyer Indemnitees under this Section 14(a)(ii) shall not exceed $16,500,000, with Harris being obligated to indemnify Buyer Indemnitees against all Losses in the aggregate covered by this
               Section 14(a)(ii) between $1,000,000 and $10,000,000, and 50% of such Losses in excess of $10,000,000 until such Losses exceed $25,000,000. Any amounts paid under this Section 14(a)(ii) shall not reduce Harris' liability under Article 13 of the Master Agreement referred to in Section 13.2(b) thereof.

          (z) Buyer and Parent shall use their Best Efforts to conduct the Business following the Closing Date in a fashion that will not encourage the assertion of claims giving rise to indemnity under this Section 14(a)(ii).

               (iii) Infringement Claims due to, based upon, arising out of or relating to the Business prior to the Closing Date other than those of
          Section 14(a)(i) and (ii), subject to the following limitations:

          (w) Such indemnification, defense and hold harmless shall be limited to Harris paying Buyer Indemnitees for the attorneys' fees incurred in defending such Indemnification Claim asserted within 36 months after such closing Date as follows: the first $250,000 in the aggregate shall be deducted and Harris shall thereafter pay one-half of the legal fees incurred by Business Indemnitees, such payment not to exceed in the aggregate $2,500,000.

          (b) Should Intel Corporation, or anyone claiming under, by or through Intel Corporation, assert an Infringement Claim with respect to the subject matter of the X86 agreements dated 1981 and 1987 between Harris Corporation and Intel Corporation against Buyer Indemnitees for activities subsequent to the Closing Date and for a period of 36 months thereafter, Harris shall pay the first $3 million of payments including Loss made to such claimant in respect of such Infringement Claim.

          (c) The indemnification provided for in this Section 14 shall not be subject to the Threshold referred to in Section 13.2(b) of the Master Agreement.

          (d) The parties shall consider, in good faith, settlement of Infringement Claims within the scope of this Section 14 by the use of other than monetary consideration, including granting licenses to the third party under their patents other than the patents assigned to Buyer and Parent under the IP Agreements. If patents of any party other than such assigned patents are involved in a settlement, the party contributing such other patents shall receive reasonable compensation, to be negotiated, from the other party for the benefit it derives from the settlement, taking into account the indemnification obligations of Harris. The parties shall use their Best Efforts to obtain a license for Buyer Indemnitees for the life of the Intellectual Property asserted in the Infringement Claim.

          (e) Buyer Indemnitees agree that upon their receipt of an Infringement Claim giving rise to a claim of indemnity under this Section 14, including, without limitation, receipt by Buyer Indemnitees of any notification, communication, demand, assertion, claim action, judicial proceedings, administrative proceedings or other proceeding by any third party, Buyer Indemnitees will give written notice thereof to Harris. Except as expressly provided herein, the indemnification provided for in this Section 14 shall be subject to the procedures and provisions of Sections 13.4, 13.6 and 13.7 of the Master Agreement.

     15. Agreement Conventions. Exhibit B to the Master Agreement is incorporated herein by reference.

     IN WITNESS WHEREOF, the parties each have caused this Agreement to be duly executed by a duly authorized officer and delivered in its name and on its behalf, all as of the day and year first above written.

                                      HARRIS CORPORATION



                                      By: /s/ Ronald R. Spoehel
                                          -----------------------
                                          Name: Ronald R. Spoehel
                                          Title: Vice President

                                      HARRIS SEMICONDUCTOR PATENTS, INC.



                                      By: /s/ Ronald R. Spoehel
                                          -----------------------
                                          Name: Ronald R. Spoehel
                                          Title: Vice President


                                      INTERSIL HOLDING CORPORATION



                                      By: /s/ Gregory L. Williams
                                          -------------------------
                                          Name: Gregory L. Williams
                                          Title: CEO

                            Schedules to IP Agreement


2(a) Software and Technology Not Transferred or Requiring Third Party Consents to Transfer

2(b)  Registered Copyrights and Applications

2(c)  Registered Maskwork Rights and Applications

2(d)  Third Party Suits or Claims

2(e)  Indemnification for Infringement